Exhibit 10.25

SEVERANCE AGREEMENT AND RELEASE

THIS AGREEMENT is made and entered into by and between THE MANITOWOC COMPANY, INC. with its principal office at 2400 South 44th Street, Manitowoc, Wisconsin and Louis F. Raymond (“Employee”). For purposes of this Agreement, the term “Company” and “Manitowoc” means and includes The Manitowoc Company, Inc., its successors, assigns, and spin offs, any parent, subsidiary or division of Manitowoc, and any other affiliated entity under common control with Manitowoc, whether now existing or hereafter formed or acquired.

WHEREAS, Employee and the Company have mutually agreed and decided to terminate their relationship, including but not limited to Employee’s employment and all offices and directorships with Company and its affiliates, including General Counsel, Vice President, and Secretary for the Company; and

WHEREAS, Employee and the Company have agreed to a severance package including a release of all claims.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.Termination.  Employee’s employment and all offices and directorships with the Company and its affiliates shall terminate effective at such time or times as determined by the Company, but no later than January 3, 2018 (the “Termination Date”). Notwithstanding any decision to remove Employee from any offices or directorships prior to the Termination Date, the effective date of his employment termination shall be the Termination Date.  Employee agrees that Employee will not seek or obtain any further employment with the Company or any of its parent companies, subsidiaries, affiliate companies, successors, or any other related entities, in any capacity, at any time in the future. Employee further agrees never to accept any assignment through a temporary agency with the Company or any of its parent companies, subsidiaries, affiliate companies, successors, or any other related entities, in any capacity, at any time in the future. Employee expressly waives any right Employee may have to be employed by the Company and any of its related entities, in any capacity, at any time in the future.

2.Post-Termination Release Agreement. In addition to this Agreement, Employee agrees he will execute a Post-Termination Release Agreement on or after the Termination Date. Employee acknowledges and agrees his receipt of the severance benefits set forth herein is conditioned upon his compliance with the terms of this Paragraph. Notwithstanding the foregoing, Employee acknowledges and agrees that this Paragraph 2 does not in any way alter the terms and conditions set forth in Paragraph 19 of this Agreement.  Violation of the terms of this Paragraph shall render the Agreement void.

3.Compensation and Benefits.  Employee shall receive the following as consideration for the execution of this Agreement, compliance with the terms of this Agreement, and waiver of the legal rights set forth herein:

(a)Effective seven (7) calendar days after the date Employee executes the Post-Termination Release referenced in Paragraph 2, and subject to adjustment as provided below, the Company agrees to pay Employee Three Hundred Thousand and 00/100 Dollars ($300,000.00) in biweekly payments of Eleven Thousand Five Hundred Thirty-Eight and 46/100 Dollars ($11,538.46) each, for twenty-six (26) two-week periods (the “Severance Pay Period”), provided that the initial payment and final payment may be a greater or lesser amount so as to ensure that payments are treated as having commenced on the Termination Date and to otherwise conform with the Company’s regular biweekly payroll period. This amount will be paid on the Company’s regular biweekly payroll period and is subject to federal and state withholdings.

(b)The Company will continue to provide Employee with group health insurance coverage and dental reimbursement through the Termination Date, at which time all such coverage will be terminated and applicable COBRA coverage will be made available to Employee. The available coverage is the same coverage which is available for all non-represented employees of the Company.  Beginning the day following the Termination Date, Employee understands that Employee is eligible to elect continued health and/or dental insurance coverage under COBRA.  If Employee elects continued coverage under COBRA, the Company agrees to reimburse Employee for 80% of the monthly COBRA cost upon receipt of proof of payment from the day following the Termination Date through the end of the Severance Pay Period.  Any reimbursements under this provision will be subject to required federal and state tax withholding. To be eligible for reimbursement, Employee must submit proof of payment within 30 days of payment. Employee understands it is Employee’s sole obligation to make these COBRA payments on a monthly basis in order to continue Employee’s health or dental insurance benefits and that failure by Employee to make these payments timely will result in cessation of benefits.  If Employee obtains other employment prior to the end of the Severance Pay Period which offers insurance coverage, the Company’s obligation to reimburse Employee for COBRA payments will be terminated. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility.

(c)The payments provided in Section 3(a) above are intended to also compensate Employee for certain payments or benefits that Employee might have received under the Company’s Short-Term Incentive Plan (“STIP”) during the Severance Pay Period. In addition to these payments, and as an additional payment under this Agreement, the Company will also pay Employee an amount equal to his full share of any 2017 STIP bonus, which will be equal to the STIP bonus that Employee would have received based upon actual 2017 performance factors applied when the STIP awards are finalized in early 2018.  This payment will be paid in 2018 at the same time that STIP payments for the 2017 performance year, if any, are paid or would have been paid to then-active employees of the Company. Employee acknowledges that he will not qualify for any other benefits under the Company’s STIP program for 2017 and/or 2018.  Employee waives all claims to any additional STIP benefits.

(d)Employee will receive payment for any unused 2017 and 2018 vacation allowance. This will be paid out in a lump sum within thirty (30) days of Employee executing this Agreement, and will be subject to federal and state withholdings.

(e)Employee will be entitled to receive any vested retirement plan benefits that Employee has accrued through the Termination Date. For purposes of this provision, a retirement plan shall mean any retirement plan of the Company qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and The Manitowoc Company, Inc. Deferred Compensation Plan.  Such benefits shall be calculated and paid in accordance with the terms of such plan(s).

(f)The Company will provide outplacement services, through an outplacement service selected by the Company, until Employee secures other employment.

(g)The Company will reimburse Employee for costs associated with the preparation of Employee’s personal income taxes for 2017; provided however, this benefit shall not exceed $10,000.00.

(h)The Company will allow Employee to retain the cellular phone and phone number issued to him by the Company.

(i)With respect to services provided by Employee on or prior to the Termination Date, the Company shall maintain Director and Officer insurance coverage for Employee consistent with that provided to other Company directors and officers, and provide Employee with indemnification as permitted by law. Specifically, the Company will secure appropriate tail coverage in order to protect Employee for actions while he rendered his services as an Officer of the Company.

4.Equity Compensation.  In accordance with the terms of The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan and The Manitowoc Company, Inc. 2013 Omnibus Incentive Plan (each a “Plan”), the individual award agreements between Employee and Company and subsequent action by the Company’s Compensation Committee:

(a)The Company agrees to accelerate the vesting of certain awards to: (1) provide an additional two years of vesting towards the non-qualified stock options (“NQSOs”) that were granted on March 28, 2016, and February 22, 2017, respectively; (2) vest 66.6% of the restricted stock units (“RSUs”) that were granted on February 22, 2017; and (3) fully vest all other outstanding awards, including any restricted stock awards (“RSAs”). RSUs will be paid in stock and at such time as the payments would have been paid if Employee had remained employed by the Company. If the preceding rules would provide for the payment of any accelerated RSUs before the six-month anniversary of Employee’s separation from service, then such RSUs will be paid immediately following that six-month anniversary date in accordance with Paragraph 21 below. Employee shall forfeit any and all right and interest in the following awards immediately upon termination: (1) all awards that have not vested on or before the Termination Date or under the first sentence of this sub-paragraph, including, but not limited to, incentive stock options (“ISOs”) and NQSOs; and (2) all awards that remain subject to any unsatisfied restriction, performance requirement, or measurement period, including, but not limited to, performance shares (“PSs”), RSAs, and RSUs, unless specifically identified in this sub-paragraph.

(b)Employee will have twelve (12) months from the Termination Date to exercise vested and currently exercisable ISOs and NQSOs.1 Any ISOs or NQSOs not exercised within twelve (12) months of the Termination Date will be forfeited.

(c)The parties agree that the following schedule represents Employee’s outstanding equity grants by type and date, as of the date of this Agreement2:

CRANES

AWARD DATE	AWARD TYPE	AWARD PRICE	AWARD AMOUNT	NUMBER VESTED	EXERCISABLE FOR 12 MONTHS	FORFEIT ON TERMINATION
02/15/2008	NQ	$7.9864	2,370	2,370	2,370	0
02/15/2008	ISO	$7.9864	3,230	3,230	3,230	0
02/24/2009	NQ	$0.9001	21,800	21,800	21,800	0
02/11/2010	NQ	$2.3165	18,000	18,000	18,000	0
02/14/2011	NQ	$4.0371	9,100	9,100	9,100	0
02/28/2012	NQ	$3.3227	6,300	6,300	6,300	0
02/26/2013	NQ	$3.7024	3,915	3,915	3,915	0
02/14/2014	NQ	$5.9332	3,170	3,170	3,170	0
02/17/2015	NQ	$4.4494	4,990	4,990	4,990	0
02/17/2015	RSU	$0.0000	2,740	2,740	2,740	0
04/08/2015	RSA	$0.0000	8,973	8,973	8,973	0
03/28/2016	NQ	$4.3500	49,505	37,129	37,129	12,376
03/28/2016	RSU	$0.0000	23,256	23,256	23,256	0
02/22/2017	RSU	$0.0000	22,638	15,092	15,092	7,546
02/22/2017	NQ	$6.4200	53,879	35,919	35,919	17,960

WELBILT

AWARD DATE	AWARD TYPE	AWARD PRICE	AWARD AMOUNT	NUMBER VESTED	EXERCISABLE FOR 12 MONTHS	FORFEIT ON TERMINATION
02/15/2008	NQ	$31.1436	2,370	2,370	2,370	0
02/15/2008	ISO	$31.1436	3,230	3,230	3,230	0
02/14/2014	NQ	$23.1368	3,170	3,170	3,170	0
02/17/2015	NQ	$17.3506	4,990	4,990	4,990	0
02/17/2015	RSU	$0.0000	2,740	2,740	2,740	0
04/08/2015	RSA	$0.0000	8,973	8,973	8,973	0

[1]

The twelve-month election period shall not apply to any shares for which the award price is less than the market price on the Termination Date. All options for shares for which the award price is equal to or in excess of the market price on the Termination Date are subject to the exercise deadline set forth in the original Award Agreement.  Additionally, any ISO not exercised within three (3) months of the Termination Date will be converted into an NQ.

[2]

The equity share numbers and prices are based upon the number of shares originally awarded, and not the number as of the date of this Agreement. All payouts and awards will be subject to applicable adjustments, and shall be adjusted, in the event of stock splits, stock dividends, or other similar capital transactions and/or events.

5.No Other Obligations.  Employee acknowledges and agrees that aside from Paragraphs 3 and 4, there are no other amounts, obligations or benefits due Employee by the Company.  Further, Employee acknowledges and agrees that Employee is not eligible for any separation or termination benefit other than as set forth herein and Employee acknowledges that Employee’s right to any benefit or payment authorized under this Agreement is conditioned upon: (a) Employee’s execution of the Agreement; (b) Employee not revoking the Agreement as described in Paragraph 20 of the Agreement; (c) Employee’s execution of the Post-Termination Release Agreement as described in Paragraph 2 of this Agreement; (d) Employee not revoking the Post-Termination Release Agreement; and (e) Employee’s compliance with all obligations ascribed to Employee under this Agreement.

6.Employment Reference.  The Company agrees that all inquiries to the Company regarding Employee’s employment shall be directed and responded to by the Senior Vice President Human Resources and Administration, and shall reference only Employee’s dates of employment and positions held.

7.Non-Disclosure of Confidential Information.  Employee acknowledges and agrees that Employee’s work required access to Confidential Information of the Company, and that the Company’s Confidential Information is valuable proprietary information belonging to the Company. Maintaining the confidentiality of such information is crucial to the Company’s present and future success. The parties acknowledge and agree that protection of the Company’s Confidential Information constitutes a legitimate protectable interest of the Company. Employee acknowledges and agrees that the Company would not have been willing to provide Employee access to this Confidential Information without the assurance of reasonable protection against any use of this information by Employee in a manner inconsistent with the Company’s best interests. Therefore, the parties agree as follows:

(a)Employee agrees that a duty to protect the Company’s Confidential Information is imposed upon Employee by law. “Confidential Information” includes, but is not limited to, trade secrets, design documents, copyright material, inventions (whether patentable or not), processes, marketing data, business strategies, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, strategic marketing plans, company-developed sales methods, customer usages and requirements, computer programs, business plans, company policies, personnel-related information and Company employee Personal Data (defined as any individually identifiable information about a natural person or from which a natural person reasonably could be identified) obtained from the Company’s confidential personnel files or by virtue of employee’s performance of assigned job responsibilities, any information received from a third party under confidentiality obligations, pricing and nonpublic financial information and records, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s (and/or any affiliate’s) facilities or operations), which is not generally known by or readily available to the public at the time of disclosure or use.

(b)In addition, and without limiting the duties imposed on Employee by law, Employee agrees that, for a period of two (2) years following the termination of Employee’s employment, Employee will not disclose to any third party or use, directly or indirectly, any Confidential Information of the Company, except as required by law or with the express written consent of the Company. Employee agrees that, in the event any person or entity seeks to legally compel Employee to disclose any such Confidential Information of the Company, Employee shall provide the Company with prompt written notice within three (3) calendar days so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, Employee agrees to furnish only that portion of the Confidential Information of the Company which is legally required to be disclosed, and will exercise Employee’s best efforts to obtain commercially reasonable assurances that confidential treatment shall be accorded to such Confidential Information of the Company.

(c)Employee also acknowledges that certain of the Company’s Confidential Information is a “trade secret” as that term is defined in the federal Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1839(3) & 1890(b)(1)) and/or Section 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act. Employee agrees that Employee shall never disclose to a third party or use any trade secrets of the Company, whether during Employee’s employment with the Company or at any time following the termination of Employee’s employment with the Company, unless made in accordance with an express exception set forth in applicable federal, state, or local law(s). The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

(d)Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1833(b)(1) & (2)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Similarly, if Employee files a lawsuit for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Any employee, contractor, or consultant who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.

(e)Employee acknowledges that all original works of authorship made within the scope of Employee’s employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101).

(f)The Company has informed Employee that it has (and may have in the future) duties to third parties (including the Company’s customers and vendors) to maintain information in confidence and secrecy. Employee agrees to be bound by (and to adhere to) the Company’s duties of confidentiality to third parties and will treat such information with the same care as required under the law and this Agreement. Employee further agrees that Employee will carefully preserve, in accordance with the Company’s policies and procedures, all documents, records, correspondence, prototypes, models and other written or tangible data relating to Inventions or Confidential Information in every form coming into Employee’s possession (the “Records”) during Employee’s employment. Employee will return all such Records, along with any copies of them, to the Company upon the Termination Date.

(g)Nothing contained in this Agreement shall be deemed to prohibit the Employee and/or Employee’s representative(s) from freely communicating with any federal or state governmental agency or commission, including but not limited to the Securities and Exchange Commission, regarding, and/or from disclosing to any federal or state governmental agency or commission, including but not limited to the SEC, Company Confidential Information in any manner subject to protection under any foreign, federal, state or local laws, including but not limited to whistleblower laws.

(h)Employee agrees that any breach by Employee of any aspect of this Paragraph will entitle the Company to any and all relief provided for under Paragraph 12 of this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

8.Company Property and Proprietary Information.  Employee acknowledges and agrees that Employee’s work required access to property of the Company.  The parties acknowledge and agree that protection of the Company’s property constitutes a legitimate protectable interest of the Company.  Therefore, the parties agree as follows:

(a)Any and all Company property shall, at all times, remain the property of the Company.  Any Company property over which Employee has any control, is in Employee’s possession or which was in Employee’s possession or was otherwise entrusted to Employee for use in Employee’s employment must and will be turned over and shall remain on Company premises immediately as of the Termination Date. Any Company property over which the Employee has any control, was in the Employee’s possession or which was otherwise entrusted to Employee that is not on Company premises as of the Termination Date will be returned to the Company as soon as possible following the Termination Date.  Employee agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of the Company’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with the Company in an effort to transfer any files, data, systems, or other information to the Company or its designated agent or employee.  Employee agrees that, as of the time of Employee’s termination, Employee will not access or attempt to access any computer, e-mail, voicemail, or other system of the Company. Employee understands that this also applies to and prohibits the downloading of Company property prior to and/or as of the Termination Date.

(b)Employee understands and agrees that, during the course of Employee’s employment, Employee had access to the Company’s Proprietary Information. “Proprietary Information” is information developed by or for the Company, which is used by the Company, but does not rise to the level of Confidential Information. Proprietary Information includes, but is not limited to, general policies, templates, operating manuals, forms, spreadsheets, slides, Power Point presentations, graphs, and other items used internally by the Company, which do not contain Confidential Information. Employee acknowledges and agrees that Proprietary Information was developed, created, and/or modified on Company work time and/or at the Company’s expense and, as such, has value and constitutes Company property. Employee acknowledges and agrees that, following the termination of Employee’s employment, Employee is not entitled to disclose, use, possess, and/or have access to any Company property including, but not limited to Proprietary Information. Employee understands and agrees that, following the termination of Employee’s employment, it shall be a material breach of this Agreement to request and/or receive Company property from any source without the express written permission of the Senior Vice President Human Resources and Administration for the Company. In the event Employee receives such Company property from any source, which was not requested by Employee, Employee may rectify the aforementioned breach by immediately notifying the Senior Vice President Human Resources and Administration of such receipt, along with an explanation of the manner in which Employee received said Company property and prompt return of said Company property.

(c)Nothing contained in this Agreement shall be deemed to prohibit the Employee and/or Employee’s representative(s) from freely communicating with any federal or state governmental agency or commission, including but not limited to the Securities and Exchange Commission, regarding, and/or from disclosing to any federal or state governmental agency or commission, including but not limited to the SEC, Company Proprietary Information in any manner subject to protection under any foreign, federal, state or local laws, including but not limited to whistleblower laws.

(d)Employee agrees that any breach by Employee of any aspect of this Paragraph will entitle the Company to any and all relief provided for under Paragraph 12 of this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

9.Non-Solicitation of Employees. Employee understands and agrees that the Company’s relationship with its employees is one of the Company’s most valuable assets. The relationships that the Company has developed with its employees are crucial to the Company’s present and future success. Employee acknowledges and agrees that the Company’s employee relationships are established and maintained at great expense and investment, and constitute a legitimate protectable interest of the Company. Employee acknowledges and agrees that assurance of reasonable protection against any interference by Employee with the Company’s relationships with its employees in a manner inconsistent with the Company’s best interests is warranted. Therefore, the parties agree as follows:

(a)Employee agrees that, for a period of two (2) years following the termination of Employee’s employment, Employee will not interfere with or attempt to impair the relationship between the Company and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with the Company to accept employment with a competitor of the Company. The term “solicit, entice or induce”

includes, but is not limited to, the following: (i) communicating with an employee of the Company relating to possible employment with a competitor of the Company; (ii) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment to accept employment with a competitor of the Company; (iii) referring employees of the Company to personnel or agents employed or engaged by competitors of the Company; or (iv) referring personnel or agents employed or engaged by competitors of the Company to employees of the Company. Employee acknowledges and agrees that this restriction does not prevent any competitor of the Company from hiring any employees of the Company without Employee’s involvement.

(b)Employee further agrees that, for a period of two (2) years following the termination of Employee’s employment, Employee will not interfere with or attempt to impair the relationship between the Company and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with the Company to accept employment with any entity with which Employee is or becomes an employee, officer, agent, independent contractor, consultant, and/or representative (the “Entity”). For purposes of this subparagraph, Entity shall include any affiliates of the Entity. The term “solicit, entice or induce” includes, but is not limited to, the following: (i) communicating with an employee of the Company relating to possible employment with the Entity; (ii) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment to accept employment with the Entity; (iii) referring employees of the Company to personnel or agents employed or engaged by the Entity; or (iv) referring personnel or agents employed or engaged by the Entity to employees of the Company. Employee acknowledges and agrees that this restriction does not prevent Employee’s future employer from hiring any employees of the Company without Employee’s involvement.

(c)Employee agrees that any breach by Employee of any aspect of this Paragraph will entitle the Company to any and all relief provided for under Paragraph 12 of this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

10.Non-Solicitation of Customers.  Employee understands and agrees that the Company’s relationship with its customers is one of the most valuable assets of the Company. These relationships and the goodwill that the Company has developed with its customers are crucial to the Company’s present and future success. Employee agrees that the Company’s customer contacts and its relationships are established and maintained at great expense and that Employee, by virtue of employment with the Company, had unique and extensive exposure to and personal contact directly with the Company’s customers.  Therefore, the parties agree as follows:

(a)Employee agrees that, for a period of two (2) years following the termination of Employee’s employment, Employee will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit, or accept any of the Company’s customers with whom Employee has had direct contact, or for whom Employee has had supervisory or managerial responsibility, during the two (2) year period preceding Employee’s termination for the purpose of providing services or products that are substantially similar to the services or products which Employee was involved in providing to said customers on behalf of the Company.  It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee and does not deprive Employee of legitimate competitive opportunities to which Employee is entitled.

(b)Employee agrees that any breach by Employee of any aspect of this Paragraph will entitle the Company to any and all relief provided for under Paragraph 12 of this Agreement, including immediate cessation of any severance payments and/or benefits under this Agreement and the return of any severance payments and/or benefits previously made to or received by Employee pursuant to this Agreement.

11.Request for Review of Obligations Regarding Future Employment or Conduct.  Employee acknowledges and agrees that it is not the purpose of this Agreement to preclude Employee from engaging in employment or conduct that does not unfairly interfere with the Company’s protectable business interests. If during the term of this Agreement, Employee is uncertain as to whether Employee’s employment, conduct, or business enterprise may interfere with the Company’s protectable business interests in violation of this Agreement, Employee agrees to submit to the Company in writing a request to engage in said employment, conduct, or business enterprise, prior to commencing and/or engaging in any such employment, conduct, or business enterprise. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the employment, conduct, or business enterprise specified in the request, regardless of the terms of the Agreement, if the employment, conduct, or business enterprise sought to be engaged in does not interfere with the Company’s protectable business interests. Any such permission granted by the Company must be in writing, shall extend only to the employment, conduct, or business enterprise specifically identified in the written request, and shall not otherwise constitute a waiver of the Company’s rights under the Agreement.

12.Enforcement.  Employee understands and acknowledges that irreparable injury will result to the Company and its business in the event of a breach of any of the covenants or obligations contained in this Agreement.  Employee also acknowledges and agrees that the damages or injuries which the Company may sustain as a result of such a breach are difficult to ascertain and money damages alone would not be an adequate remedy to the Company.  Employee therefore agrees that if a controversy arises concerning the rights or obligations contained in this Agreement or Employee breaches any of the covenants or obligations contained in this Agreement, the Company shall be entitled to any injunctive, or other, relief necessary to enforce, prevent, or restrain any violation of the provisions of this Agreement (without posting a bond or other security). Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other right or remedy to which the Company may be entitled.  Employee also agrees that any breach by Employee of Employee’s obligations enumerated in this Agreement shall entitle the Company to the return of any severance payment(s) or any other benefit(s) paid, and/or received by Employee, hereunder, and reimbursement of any and all attorneys’ fees and costs incurred by the Company in enforcing this Agreement or taking action against Employee for breach of this Agreement.

13.Confidentiality of Agreement.  Employee agrees that the existence of this Agreement and the terms and contents of this Agreement shall be kept confidential and shall not be disclosed in any way, directly or indirectly, to any other person or entity.  The terms of this Paragraph shall not apply to disclosures compelled by judicial process, disclosures to taxing authorities required by law or consultations with attorneys, accountants, governmental agencies or immediate family members as necessary to implement the terms of this Agreement.

14.Release.  Employee, for and in consideration of the terms of this Agreement, does hereby for Employee, and for Employee’s heirs, personal representatives, and assigns, fully and forever release and discharge the Company, the officers, employees, and/or agents of the Company, the members of the board of directors of the Company, and the Company’s benefit plans and its fiduciaries, from any and all claims, demands, damages, actions, rights of action, both known and unknown, costs, loss of wages, expenses, compensation, and any other relief, on account of, or in any way growing out of any events relating to Employee’s employment and/or termination from employment with the Company.  This release includes (but is not limited to) any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; 42 U.S.C. § 1981; any state law counterparts; and/or any other federal, state, or local employment laws. This also includes a release of any claims for wrongful discharge arising from the separation of Employee’s employment and any claims under any severance plan of the Company.  This release includes both claims that Employee knows about and those which Employee may not know about.  Except as set forth in Paragraphs 3 and 4, this release also acts as a waiver and release of any rights Employee has to any benefits under the Company’s retirement or other benefit plans. Further, this release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the effective date of this Agreement.  Employee agrees that nothing in this Agreement is to be construed as an admission of liability or wrongdoing of any sort by the Company in the negotiation or execution of this Agreement. This waiver and release provision does not apply to any rights that Employee cannot lawfully waive.

15.ADEA Waiver.  Employee, without limiting the foregoing release, specifically agrees and represents that Employee is waiving and releasing all claims arising under the Age Discrimination in Employment Act of 1967, that in exchange for the waiver and release of those claims, Employee is receiving consideration in addition to anything of value to which Employee is already entitled, that Employee is not waiving any claims or rights that may arise after the effective date of this Agreement, and that Employee has been advised to consult with an attorney of Employee’s choice prior to executing this Agreement regarding the content of the Agreement and the legal rights waived hereunder.

16.Noninterference Clause.  Notwithstanding the above, nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Wisconsin Equal Rights Division, or any other federal or state regulatory or law enforcement agency.  However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by Employee herein and Employee will not be entitled to recover and agrees to waive any monetary benefits, reinstatement, or other recovery against Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.

17.Hold Harmless.  Except as set forth in Paragraph 16, Employee agrees that the consideration paid hereunder is in full and final compromise of all claims, known or unknown, that Employee may have against the Company as of the effective date of this Agreement.  Employee agrees not to file suit, or initiate a proceeding, claim or charge or cause any other suit, proceeding, claim or charge to be filed by any other person or entity on Employee’s behalf, against the Company related to any events concerning Employee’s employment or termination from employment with the Company. If Employee breaches this Agreement by filing a lawsuit based on claims that Employee has released, Employee will pay for all costs incurred by the Company, including any and all attorneys’ fees and costs incurred by the Company, in defending against Employee’s claim.

18.Non-Disparagement.  Employee agrees that Employee will not make any statements regarding the Company, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonably be viewed as disparaging or in any way reflecting negatively on the reputation of the Company unless otherwise required by law. Nothing contained in this Agreement shall be deemed to prohibit the Employee and/or Employee’s representative(s) from freely communicating with any federal or state governmental agency or commission, including but not limited to the SEC, regarding, and/or from disclosing to any federal or state governmental agency or commission, including but not limited to the SEC, any potential violations of law by the Company in any manner subject to protection under any foreign, federal, state or local laws, including but not limited to whistleblower laws.

Likewise, the Company agrees no officer of the Company or agent of the Company acting at the express direction of an officer of the Company will make any statements regarding Employee, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonably be viewed as disparaging or in any way reflecting negatively on the reputation of the Company unless otherwise required by law. Employee understands and agrees that, prior to bringing any action against the Company for breach of this Paragraph, Employee shall identify and present to the Company the alleged disparaging remark and the identity of the person making the alleged disparaging remark, and the Company shall be given the opportunity to rescind and/or retract the alleged statement and/or otherwise cure the alleged breach.

19.Consideration Period. Employee will have twenty-one (21) calendar days from the later of the date Employee receives this Agreement or his Termination Date to consider its terms and decide whether to sign it.  This period is designed to allow Employee time to consult with an attorney, or anyone else whose advice Employee may need or want.  The execution of this Agreement prior to the expiration of the twenty-one (21) calendar day period does not negate the fact that Employee had the full twenty-one (21) calendar day period for consideration of this Agreement. If this Agreement is not signed by Employee prior to the conclusion of the twenty-one (21) calendar day period described above, then the Company’s offer to Employee, as contained in this Agreement, shall expire.

20.Revocation Period.  After signing this Agreement, Employee will have seven (7) calendar days to revoke it.  Any revocation should be in writing and delivered to Thomas G. Musial, Senior Vice President Human Resources and Administration, The Manitowoc Company, Inc., 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin  54221-0066, by no later than the end of the seventh (7th) calendar day of the revocation period.  Employee understands and agrees that, should Employee exercise this right of revocation, Employee will not be entitled to any payment or consideration under this Agreement.

21.Code Section 409A.  To the extent applicable, it is intended that this Agreement and any payments or benefits due hereunder are exempt from the application of Code Section 409A to the extent possible, but that all payments and benefits comply with the provisions of Code Section 409A, if applicable. Each installment payment shall be considered a separate payment for purposes of determining whether and how Code Section 409A applies to such payment. This Agreement shall be administered by the Company in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A).

22.Governing Law.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Manitowoc County, Wisconsin, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement. By entering into this Agreement, Employee consents to the jurisdiction of the Circuit Court for Manitowoc County, Wisconsin. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, Employee expressly agrees and consents to jurisdiction in the Circuit Court for Manitowoc County, Wisconsin and waives any claim that the Circuit Court for Manitowoc County, Wisconsin lacks personal jurisdiction or is an inconvenient forum.

23.Severability.  In the event that any provision or clause of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision or clause of this Agreement and the remaining covenants, restrictions, and provisions herein shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

24.Enforceability.  The parties agree that the terms and conditions of the restrictions in this Agreement are reasonable and necessary for the protection of the Company’s protectable business interests and to prevent damage or loss to the Company as a result of action taken by Employee. Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and do not inhibit the free flow of trade or business; nor do they restrict the mobility, hiring, and/or employment opportunities of any individual or business, including other Company employees, Employee’s future employer, and any other business entities, including competitors of the Company. Employee acknowledges and agrees that Employee could continue to actively pursue Employee’s career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement. Employee acknowledges and agrees that this consideration is sufficient to fully and adequately compensate Employee for agreeing to the restrictions contained herein.

25.Sale, Consolidation, or Merger.  In the event of a sale of the stock of the Company and/or any one or more of the entities comprised within the definition of the Company, consolidation or merger of the Company, and/or any one or more entities comprised within the definition of the Company, with or into another corporation or entity, or the sale or spinoff of substantially all of the operating assets of the Company, and/or any one or more entities comprised within the definition of the Company, to another corporation, entity, or individual, the successor in interest shall be deemed to have assumed all rights, privileges, duties, and liabilities of the Company, and/or the relevant entities comprised within the definition of the Company, under this Agreement.

26.Notice.  Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally, in the case of the Company to its principal business office and in Employee’s case, to Employee’s address appearing on the Company’s records, or to such other address as Employee may designate in writing to the Company.

27.Counterparts.  This Agreement may be executed in one or more counterparts. Each counterpart shall be considered an original and all such counterparts shall constitute a single agreement binding upon the parties.

28.No Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement, and/or the waiver of a breach of any provision hereof, shall not be construed as a waiver of other breaches of the same or other provisions of the Agreement and/or relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition. The parties agree that this Agreement shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, unless the parties agree in writing.  To prevent adverse tax consequences, the parties agree that they will not modify the payment schedule set forth in Paragraph 3 above.

29.Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, Employee’s heirs, beneficiaries, and legal representatives.

30.Future Employment.  Employee agrees that during the term of this Agreement, Employee shall notify any employer of the terms and restrictions of this Agreement. Employee also agrees that if Employee accepts employment, the Company may advise such employer of this Agreement and its terms.

31.Cooperation Clause.  Employee acknowledges that during his employment he was integral in various ongoing litigation matters in which the Company was or may become a party.  Employee agrees that, from the time of execution of this Agreement through the Severance Pay Period, Employee shall reasonably assist in the transition of Employee’s duties, which shall include responding to phone calls or emails to answer questions and provide information regarding Employee’s former duties and/or the aforementioned litigation.  Employee also agrees that, during the Severance Pay Period, Employee will assist the Company in the aforementioned litigation. Such assistance and/or participation shall not include providing legal services and/or advice, but shall include Employee: (i) making himself reasonably available for interview by the Company or its counsel; (ii) making himself reasonably available for preparation with the Company or its counsel for deposition(s), trial(s), hearing(s) and/or other proceeding(s); (iii) attending any deposition(s), trial(s), hearing(s) and/or other proceeding(s) to provide testimony on the Company’s behalf; (iv) reviewing, locating, and/or providing requested documents relevant to the litigation; and (v) providing other reasonable assistance to the Company or its counsel in the defense or prosecution of the aforementioned litigation. For the enumerated items above, the Company shall compensate Employee at his then-current hourly rate not to exceed one hundred fifty dollars ($150.00) per hour, which will be made in accordance with the Company’s generally applicable policies for employee payroll. The Company shall also reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in the course of complying with the enumerated obligations contained in this Paragraph, in accordance with the Company’s generally applicable policies for employee expenses. Employee’s agreement to assist the Company includes an obligation to provide truthful, accurate, and factual testimony relevant to the subject matter of the aforementioned litigation and Employee agrees to provide such testimony regardless of its substance and regardless of the impact of the testimony on the ultimate outcome of the aforementioned litigation.  Manitowoc’s counsel in the aforementioned litigation shall represent Employee in connection with the litigation at Manitowoc’s expense, unless a conflict of interest arises that in the judgment of Manitowoc, or its counsel, requires Employee to have separate counsel or unless Employee otherwise desires to engage Employee’s own counsel at Employee’s own expense.

32.Entire Agreement.  This Agreement sets forth the entire intent of and understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior discussions, negotiations, and agreements between the parties, rendering all prior agreements between the parties null and void.

33.IN ENTERING INTO THIS AGREEMENT, EACH PARTY EXPRESSLY STATES THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED TO SUCH PARTY BY ITS RESPECTIVE ATTORNEY, AGENT, OR REPRESENTATIVE, THAT THE PARTY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF

ITS OWN FREE WILL AND THAT THE PARTY UNDERSTANDS THAT THIS AGREEMENT CONSTITUTES A FULL, FINAL AND BINDING SETTLEMENT OF THE MATTERS COVERED BY THIS AGREEMENT.  EACH PARTY FURTHER STATES THAT ITS WILLINGNESS TO ENTER INTO THIS AGREEMENT WAS NOT INDUCED BY, OR BASED UPON, ANY REPRESENTATION BY ANY OTHER PARTY HERETO, OR ITS AGENTS OR EMPLOYEES, WHICH IS NOT CONTAINED IN THIS AGREEMENT.  VALUABLE LEGAL RIGHTS ARE WAIVED HEREUNDER.

Accepted By:

LOUIS F. RAYMONDTHE MANITOWOC COMPANY, INC.

/s/ Louis F. Raymond/s/ Thomas Musial

Louis F. RaymondBy:Thomas Musial

Title:Senior Vice President Human Resources and Administration

Date: _November 30, 2017___________Date: _ November 30, 2017_____________

ADDENDUM TO SEVERANCE AGREEMENT AND RELEASE

POST-TERMINATION RELEASE AGREEMENT

In accordance with Paragraph 2 of the Severance Agreement and Release (the “Agreement”) entered into between The Manitowoc Company, Inc. (the “Company”) and Louis F. Raymond (“Employee”), for an in consideration of the terms of said Agreement, Employee executes this Post-Termination Release Agreement and hereby for Employee, and for Employee’s heirs, personal representatives, and assigns, fully and forever releases and discharges the Company, its successors, assigns, and spin-offs, any parent, subsidiary, or division, the officers, employees, and agents of the Company, the members of the board of directors of the Company, and the Company’s benefit plans and its fiduciaries, from any and all claims, demands, damages, actions, rights of action, both known and unknown, as fully set forth in Paragraphs 14 and 15 of the Agreement, which are incorporated by reference as if fully set forth herein, except the foregoing shall also apply to all rights and claims that may have arisen since the date of the execution of the Agreement. This Post-Termination Release Agreement is intended to provide, in conjunction with the release and waiver contained in the Agreement, uninterrupted coverage of all time periods up to and including the date and time of the execution of this Post-Termination Release Agreement but does not apply to rights or claims that may arise after the date of this Post-Termination Release Agreement is executed. This waiver and release provision does not apply to any rights or claims Employee may have under the Age Discrimination in Employment Act which arise after the effective date of this Agreement, and/or to any rights Employee cannot lawfully waive.

The parties further expressly incorporate by reference as if fully set forth herein all terms, conditions, and other obligations set forth in the Agreement. Employee acknowledges and agrees his receipt of the severance benefits set forth in the Agreement are conditioned upon his execution of this Post-Termination Release Agreement.

Accepted By:

/s/ Louis F. Raymond

Louis F. Raymond

Date: __November 30, 2017_____________